Exhibit 99.2
Investor Supplement September 2010

2 Forward-Looking Statements Certain statements made by Meadowbrook Insurance Group, Inc. in this presentation may constitute forward-looking statements including, but not limited to, those statements that include the words "believes," "expects," "anticipates," "estimates," or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward- looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

3 YTD 2010 v. YTD 2009 Comparison (in thousands, except ratios) Underwriting and Investing Activities Top line premium growth driven primarily by new initiatives that were launched in the second half of 2009 Growth in net investment income reflects 11.3% growth in average invested assets, off-set by a prolonged low reinvestment rate environment in 2010 See slide 4/ for combined ratio analysis Net Commissions & Fees The profit growth in net commissions and fees reflects our ability to leverage fixed costs over our overall revenue base Other Expenses Reduction in other expenses driven primarily by lower interest expense due primarily to a lower average outstanding debt balance and a scheduled reduction in the amortization of our intangible assets

4 YTD 2010 v. YTD 2009 Combined Ratio Analysis Loss and LAE Ratio The 2010 accident year loss and ALAE ratio is higher than Q2 2009 primarily due to include greater than expected losses in our greater than expected losses in our commercial auto physical damage and commercial auto liability lines The 2010 loss ratio includes the 1.0 point reduction to ULAE due to the refinement of the allocation process for administrative expenses and claims handling expenses Expense Ratio The YTD 2010 expense ratio increase reflects an increase in external expenses, including higher commissions paid to agents for performing certain policy processing activities The YTD 2009 expense ratio was favorably impacted by premium tax credits related to 2008 insurance related assessments during Q1 2009 We refined our allocation process between administrative expense and claims handling expenses, which resulted in a 1.0 point reduction in the ULAE ratio and an increase in the expense ratio. Otherwise, YTD 2010 internal expenses are slightly down from 2009 indicating that we have leveraged fixed costs or reducing the normalized combined ratio by slightly over 1.0 percentage point. (in thousands, except ratios)

5 ROAE Components In 2010, we expect an ROAE of approximately 10% no favorable or unfavorable development on prior year reserves is included in our estimates

6 Investment Portfolio Appendix

7 We Maintain a High Quality, Low Risk Investment Portfolio We maintain a conservative investment portfolio Portfolio Allocation and Quality March 31, 2010; Managed portfolio, excludes Cash Allocation based on market value Low equity risk exposure 98% fixed income and cash 2% equity High credit quality 98% of bonds are investment grade Average S&P rating of AA / Moody's of Aa2 Fixed income effective duration is 4.6 years Duration on reserves is approximately 3.1 years

8 Municipal Bonds Municipals State Profile Municipals Relative to Entire Portfolio Quality Indicators $550M market value 46% of the managed portfolio June 30, 2010 unrealized gain was $28.9M Munis unrealized gain $27.0M Taxable munis unrealized gain $1.9M Largest state exposure is Texas

9 Structured Securities Structured Relative to Entire Portfolio Quality Indicators RMBS Profile $259.1M market value 21% of the managed portfolio June 30, 2010 unrealized gain was $16.6M RMBS unrealized gain $14.8M CMBS unrealized gain $1.2M ABS unrealized gain $0.6M

10 Corporate Fixed Income Corporates Profile Corporates Relative to Entire Portfolio Quality Indicators $342.3M market value 28% of the managed portfolio June 30, 2010 unrealized gain was $22.7M Sector Weight Capital Goods 8% Communications 7% Technology 6% Consumer Cycle 6% Natural Gas 5% All Other Sectors 68%

11 Government and Agency Government and Agency Profile Government and Agency Relative to Entire Portfolio $27.9M market value Approximately 2% of the managed portfolio 100% rated AAA June 30, 2010 unrealized gain was $1.7M

12 Equities Equity Mix Profile Equities Relative to Entire Portfolio Top 5 Equity Holdings $28.2M market value 2% of the managed portfolio June 30, 2010 unrealized gain was $1.6 M Preferred stock unrealized gain $1.3M Bond mutual fund unrealized gain $0.3M